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                                   MAGNA FUNDS


                       NOTIFICATION OF OBLIGATION TO WAIVE
                                  CERTAIN FEES


         NOTIFICATION made October _____, 1999 by UNION PLANTERS BANK, NATIONAL ASSOCIATION (the "Advisor") and BISYS FUND SERVICES (the "Distributor"), to MAGNA FUNDS, a Massachusetts business trust (the "Trust").


WITNESSETH:

         WHEREAS, the Advisor and the Distributor have agreed to reduce their fees otherwise receivable from each Fund of the Trust to the amounts described below so as to reduce or eliminate certain costs otherwise borne by shareholders of the Funds and to enhance the returns generated by shareholders of the Funds.

         NOW, THEREFORE, the Advisor hereby notifies the Trust that the Advisor shall, through August 31, 2000 (and any subsequent periods as may be designated by the Advisor by notice to the Trust), reduce its fees to the following amounts:

Magna Growth & Income Fund                           0.50%
Magna Intermediate Government Bond Fund              0.40%
Magna Money Market Fund                              0.17%
Magna Tax Exempt Bond Fund                           0.__%

         NOW, THEREFORE, the Distributor hereby notifies the Trust that the Distributor shall, through August 31, 2000 (and any subsequent periods as may be designated by the Distributor by notice to the Trust), waive all 12b-1 fees that the Distributor might otherwise be entitled to receive pursuant to each Fund's Rule 12b-1 Service Plan.

         In providing this Notification, the Advisor and the Distributor each separately understand and acknowledge that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust's prospectuses and its daily calculation of each Fund's net asset value.




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         Please be advised that all previous notifications by the Advisor and the Distributor with respect to fee waivers and/or expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

         IN WITNESS WHEREOF, the Advisor and the Distributor have executed this Notification of Obligation to Waive Certain Fees on the day and year first above written.

                                            ADVISOR:

                                            UNION PLANTERS BANK, N.A.


                                            By:
                                               --------------------------------

                                            Title:


                                            DISTRIBUTOR:

                                            BISYS FUND SERVICES


                                            By:
                                               --------------------------------
                                            Title:



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